STATUTES
                             of Adecco SA, Cheserex




                I.         Name, Registered Office, Duration, Purpose



Art. 1          1   A joint-stock company is formed under the name of Adecco SA, governed by these Articles and by Title XXVI of the Swiss Code of Obligations.

                2   The  registered  office of the company shall be in Cheserex,
                Vaud. The company is formed for an unlimited duration.


Art. 2 1 The object and purpose of the corporation is the acquisition and management of financial holdings, of whatever form, in service, commercial, financial and industrial enterprises and companies in Switzerland and abroad and, in particular, in enterprises and companies supplying employees, or providing supervision, inspection or consulting services.

                2 The company may grant loans to such enterprises and companies and conduct all such operations as have a bearing on the above mentioned object and purpose, including borrowing money and acquiring real estate.


                II.        Capital Structure



                A.         Share Capital and Shares



Art. 3 The share capital totals CHF 170'982'840.-- (one hundred seventy million nine hundred eighty-two thousand eight hundred and forty Swiss francs), divided into 17'098'284 (seventeen million ninety-eight thousand two hundred eighty-four) fully paid up registered shares of CHF 10.-- (ten Swiss francs) each.


Art. 3bis       The Board of  Directors  is  authorized  to  increase  the share
                capital  in  one  or  more  steps  by  maximum   CHF   49'000.--
                (forty-nine thousand Swiss francs) by issuing 4'900 (four thousand nine hundred) registered shares of CHF 10.-- (ten Swiss francs) par value each which have to be fully paid up, such authorization being valid until April 20, 2001. The priority subscription rights of shareholders and holders of participation certificates are suspended in favor of Credit Suisse First
                Boston, Zurich which will act as exchange agent in connection with an offer of the corporation to holders of participation certificates to exchange 5 (five) participation

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                certificates  of  CHF  2.--  (two  Swiss  francs)  for  1  (one)
                registered  share of CHF 10.-- (ten Swiss francs).  Any usage of
                such   authorized   capital  other  than  for  the  exchange  of
                participation certificates for registered shares is excluded. The Board of Directors shall determine the terms and conditions, including the date of dividend entitlement, of such exchange.
                The  new   registered   shares  are  subject  to  the   transfer
                restrictions of Art. 4 of the Articles of Association.


Art. 3ter       1   The share capital of the  corporation  shall be increased by maximum CHF 1'798'350.-- (one million seven hundred ninety-eight thousand  three hundred  fifty Swiss francs) by issuing  maximum
                179'835  (one  hundred   seventy-nine   thousand  eight  hundred
                thirty-five)  fully paid up registered  shares of CHF 10.-- (ten
                Swiss francs) each, through the exercise of option rights which the Board of Directors grants to employees including members of the Board of Directors of the corporation or its affiliated companies. The new registered shares are subject to the transfer of restrictions of Art. 4 of the Articles of Association.

                2   The preemptive rights of the shareholders and the holders of participation certificates are suspended.

                3   The Board of Directors will issue rules  governing the terms and conditions of option grants and exercise of options.


Art. 3quater    In accordance with the contract on contribution in kind dated 20
                August 1996 the company has acquired from Credit Suisse (France)
                in the public  share tender  offer made to the  shareholders  of
                Ecco S.A.  9'275'000 (nine million two hundred and  seventy-five thousands)  fully paid bearer shares of Ecco S.A. with a nominal value of FF 25.--  each.  These  shares are  transferred  to the company for a total price of CHF  412'185'081.--  (four  hundred
                and  twelve  million  one  hundred  eighty-five   thousands  and
                eighty-one  Swiss  francs),   which  corresponds  to  the  value
                attributed to the shares so contributed.  Credit Suisse (France)
                receives  9'534'700  (nine  million  five  hundred   thirty-four
                thousands  and seven  hundred)  fully paid bearer  shares of the company of a nominal value of CHF 10.-- (ten Swiss francs) each,
                representing   a  total  nominal  value  of  CHF   95'347'000.--
                (ninety-five  million  three hundred and  forty-seven  thousands
                Swiss francs); CHF 316'838'081.-- (three hundred and sixteen million eight hundred thirty-eight thousands and eighty-one
                Swiss francs) are recorded in the books of the company as agio.


Art. 3quinquies 1   The share capital of the corporation is increased by maximum
                CHF 5'000'000.-- (five million Swiss francs) by issuing maximum 500'000 (five hundred thousand) fully paid up registered shares with a nominal value of CHF 10.-- (ten Swiss francs) each, through the exercise of option rights which the Board of Directors grants to employees as well as to members of the Board of Directors of the corporation or its affiliated companies. The new registered shares are subject to the transfer restrictions of Art. 4 of the Articles of Association.

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                2   The  preemptive   rights  of  shareholders  and  holders  of
                participation certificates as well as the advance subscription rights are excluded.

                3   The Board of Directors shall issue rules governing the terms and conditions of the option grants and exercise of options.


Art. 3sexies    1   The share capital of the corporation shall be increased by a maximum aggregate amount of CHF 14'000'000.--  (fourteen million
                Swiss  francs)  through the  issuance of a maximum of  1'400'000
                (one million four hundred thousand) registered shares, which shall be fully paid in, with a par value of CHF 10.-- (ten Swiss francs) per share by the exercise of option and conversion rights to be granted in relation with bond issues or other obligations of the corporation or affiliated companies.

                2 The rights of the shareholders of the corporation and of the participants to subscribe shares in priority are excluded. The acquisition of shares through the exercise of option or conversion rights and the later transfer of the shares shall be subject to the transfer restrictions of Art. 4 of the Articles of Association.


                3 The shareholders' advanced subscription rights can be limited or excluded by the Board of Directors (1) to finance the acquisition of enterprises, divisions thereof, or of participations or of significant investments of the corporation, or (2) to issue the warrants or the convertible bonds on the international capital markets.


                4 To the extent that the right to subscribe in advance is excluded, (1) the bonds are to be placed with the public at market conditions, (2) the term to exercise the option rights may not exceed five years and the term to exercise conversion rights may not exceed ten years as of the date of the bond issue and (3) the exercise price for the new shares must at least correspond to the market price at the time of the bond issue.

                5 On the basis of the present article and of art. 3octies of the articles of incorporation (providing for an authorized share capital of up to 700'000 registered shares) together, no more than 1'400'000 new registered shares may be created in total.


Art. 3septies   1   The board of directors is authorized,  until April 20, 2000, to increase the company's share capital by a maximum amount of CHF 6'000'000.-- (six million Swiss francs) by means of issuing up to 600'000 (six hundred thousand) fully paid up registered shares with a par value of CHF 10.-- (ten Swiss francs) each. It may do so in several partial amounts.

                2   The preemptive  rights of existing  shareholders and holders of participation certificates are excluded. The shares are to be issued by the board of directors at

As amended through September 10, 1999
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                market conditions on the  international  capital markets for the purpose of refinancing the business combination with Olsten Corporation (Melville N.Y., USA).

                3   The issue price of the shares,  the form of contribution and the initial date of the right to a dividend shall be fixed by the board of directors.

                4   The  new  registered  shares  are  subject  to the  transfer restrictions of art. 4 of the present articles.


Art. 3octies    1   The board of directors is  authorized,  until June 30, 2001, to increase the company`s share capital, in one or more steps, by a maximum amount of CHF 7'000'000 (seven million Swiss francs), by issuing up to 700'000 (seven hundred thousand) fully paid up registered shares with a par value of CHF 10.-- (ten
                Swiss francs) each.

                2 The issue price of the shares, the form of contribution, the initial date of the right to a dividend and any further terms of the issuance of the new registered shares shall be fixed by the board of directors.

                3 The preemptive rights of existing shareholders and holders of participation certificates are excluded. The shares are intended for the implementation of a business combination with Olsten Corporation (Melville N.Y., USA) and will serve directly or indirectly as consideration for the shareholders of Olsten Corporation. A use of this authorized capital other than for the provision of shares in view of this business combination is excluded.

                4   The  new  registered  shares  are  subject  to the  transfer restrictions of art. 4 of the present articles.

                5   The present article is subject to art. 3sexies sect. 5.


Art. 4 1 The corporation shall maintain a share register showing the surnames, first names, domicile, address and nationality (in the case of legal entities the registered office) of the holders or usufructuaries of registered shares.

                2 Upon request acquirers of registered shares are registered in the share register as shareholders with the right to vote, provided that they declare explicitly to have acquired the registered shares in their own name and for their own account. No person or entity shall be registered with the right to vote for more than 5% of the registered share capital as set forth in the commercial register. The registration restriction also applies to persons who hold some or all of their shares through nominees pursuant to paragraph 3 of this article. All of the foregoing is subject to art. 685d paragraph 3 of the Swiss Code of Obligations and to paragraph 6 of this article.

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                3   The Board
                of Directors may register nominees with the right to vote in the share register to the extent of up to 5% of the registered share capital as set forth in the commercial register. Registered shares held by a nominee that exceed this limit may be registered in the share register if the nominee discloses the names, addresses and the number of shares of the persons for whose account it holds 0.5% or more of the registered share capital as set forth in the commercial register. Nominees within the meaning of this provision are persons who do not explicitly declare in the request for registration to hold the shares for their own account or with whom the Board of Directors has entered into a corresponding agreement.

                4 Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals or corporate bodies and partnerships who act in concert to circumvent the regulations concerning the limitation of participation or the nominees (especially as syndicates), shall be treated as one single person or nominee within the meaning of paragraphs 2 and 3 of this article.

                5 After hearing the registered shareholder or nominee, the Board of Directors may cancel, with retroactive effect as of the date of registration, the registration of shareholders if the registration was effected based on false information. The respective shareholder or nominee shall be informed immediately of the cancellation of the registration.

                6 The Board of Directors shall specify the details and give the necessary orders concerning the adherence to the preceding regulations. In particular cases, it may allow exemptions from the limitation for registration in the share register or the regulation concerning nominees.

                7 The limitation for registration in the share register provided for in this article shall also apply to shares acquired or subscribed by the exercise of subscription, option or conversion rights.


Art. 4bis       The  corporation  may issue  certificates  representing  several shares. They may be exchanged at any time for smaller portions or individual share certificates.


Art. 4ter       1   The  corporation  may  renounce the printing and delivery of certificates and may, with the consent of the owner of issued shares, cancel issued certificates for registered shares that are returned to the corporation. It may renounce the issuance of new certificates for registered shares if the owner of the shares does not demand the issuance of certificates for its shares with the cooperation of the bank which handles the book entries.


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                2   Registered  shares not represented by a certificate may only be transferred by way of assignment which assignment must encompass all rights connected with the transferred shares. To be valid, the assignment must be notified to the corporation. Registered shares not represented by a certificate which a bank has been instructed by the shareholder to administer may only be transferred with the cooperation of that bank.

                3 Registered shares not represented by a certificate may only be pledged to the bank which handles the book entries of such shares for the shareholder, and only based on a written pledge agreement. A notification of the corporation is not necessary. The right to require delivery of a certificate may be transferred to the bank accepting the pledge. In all other cases, the pledge of registered shares requires the transfer of the certificates to be valid.


Art. 4quater    1   The shares are not divisible.  The corporation  accepts only one representative per share.

                2 The right to vote and the other rights associated with a registered share may only be exercised by a shareholder, usufructuary or nominee who is registered in the share register.


Art. 5 The General Meeting shall be entitled to convert registered shares into bearer shares, or vice-versa, bearer shares into registered shares at any time, all in accordance with the law and the Articles.


                B.         Participation Capital and Participation Certificates



Art. 6 The participation capital (non-voting share capital) totals CHF 49'000.-- (forty-nine thousand Swiss francs) divided into 24'500 (twenty-four thousand five hundred) fully paid up bearer participation certificates of CHF 2.-- (two Swiss francs) nominal value each.


Art. 6bis       Article 4 applies accordingly to participation certificates.


Art. 6ter       The general  meeting shall be entitled to convert  participation certificates into registered shares at any time.

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                C.         Preemptive Rights



Art. 7          1   In  case  of  an  increase  in  share  and/or  participation capital, shareholders and holders of participation certificates have the following preferential subscription rights:

                     a) If the increase applies only to the share capital or only to the participation capital, both the shareholders and the holders of participation certificates shall have preferential rights.

                     b) If the increase in share capital and the increase in participation capital take place simultaneously and are in the same proportion as the different categories of securities issued, the preferential subscription right of the shareholder shall apply only to the shares, and the preferential subscription right of the holders of participation certificates shall apply only to the participation certificates.

                     c) If the increase in share capital and the increase in participation capital take place simultaneously but are not in the same proportion as the different categories of securities issued, the initial procedure adopted shall be the same as that for a proportionate increase, as mentioned in b) above.

                2   On the  excess  portion  of either  category  of  securities issued, both the shareholders and the holders of participation certificates shall have preferential subscription rights.


                III.       Governing Bodies of the Company



Art. 8          The governing bodies of the company are:

                     a)    the General Meeting

                     b)    the Board of Directors

                     c)    the Auditors.


                A.         The General Meeting



Art. 9          1   The Ordinary Annual General Meeting shall be convened once a year within six months of the end of each financial year. The General Meeting takes decisions


As amended through September 10, 1999
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                on all  matters  assigned  to it by law  or by the  Articles  of
                Association, in particular it decides on the report on the company's activities and the annual accounts.


                2 An Extraordinary General Meeting may be convened by the Board of Directors, the Auditors, the liquidator or by a General Meeting as often as the company may warrant. The convening of a General Meeting may also be requested by one or more shareholders representing a total of not less than one tenth of the share capital.


Art. 10 The convening of a General Meeting shall be published in accordance with article 25. The publication must be made at least 20 days before the General Meeting takes place. The convening must state the matters on the agenda and the proposals of the Board of Directors and the shareholders who demanded that a General Meeting be called.


Art. 11 The Meeting shall be chaired by the Chairman of the Board of Directors, or by any other member of the Board. The Chairman shall appoint a secretary for keeping the minutes and, if necessary, one or more tellers, who need not to be shareholders.


Art. 12         1   The Board of Directors shall provide for the rules regarding the participation and the representation at the General Meeting.

                2 A shareholder shall only be represented by his legal representative, another shareholder with the right to vote, corporate bodies (Organvertreter), independent proxies (unabhangige Stimmrechtsvertreter) or by a depositary (Depotvertreter).

                3   The Chairman of the General  Meeting decides whether a proxy will be accepted.


Art. 13         1   The General  Meeting shall  constitute a quorum however many
                shareholders   are   present   and   however   many  shares  are
                represented.

                2 During the Meeting, each shareholder shall have as many votes as the shares he possesses or represents. Subject to any quorum or qualified majority prescribed by law or by the Articles, elections shall be carried out and decisions taken by an absolute majority of the number of votes represented. As a rule, voting takes place by show of hands; voting is carried out by secret ballot at the request of the Chairman or shareholders representing not less than 5% of the share capital.

                3   At least a two thirds majority of the votes  represented and an absolute majority of the par values of the shares represented is required for the adoption of a resolution concerning:


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                     -     an alteration of the purpose of the corporation

                     -     a creation of shares with increased voting powers

                     -     an  implementation  of  restrictions  on  transfer of
                           registered   shares   and   the   removal   of   such
                           restrictions

                     -     an   authorized   increase   of  the   capital  or  a
                           conditional increase of the capital

                     - an increase of the capital by conversion of capital surplus, by contribution of property for the purpose of an acquisition of property and the grant of special rights

                     -     a restriction or suspension of preemptive rights

                     - a change of location of the principal office of the corporation

                     -     the   dissolution   of   the   corporation    without
                           liquidation


Art. 14         1   The General Meeting is the supreme body of the corporation.

                2   It has the following powers which shall not be delegated:

                     -     to adopt and amend the Articles of Association

                     - to elect the members of the Board of Directors and the Auditors

                     - to approve the annual report and the consolidated financial statements

                     - to approve the annual financial statements and determine the allocation of profit as shown on the balance sheet, in particular with regard to dividends and bonus payments to members of the board of directors

                     -     to discharge the members of the Board of Directors

                     - to pass resolutions concerning all matters which are reserved to the authority of the General Meeting by law or the Articles of Association


                B.         The Board of Directors



Art. 15         1   The Board of  Directors  of the company  consists of five to nine members, who must be shareholders.

                2   The  members of the Board  shall be elected  for three years and may be re-elected.


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                3   The term of office of the members of the Board shall  expire on the date of the General Meeting.

                4 The Board of Directors organizes itself. The Board of Directors is authorized to delegate the management of the corporation in whole or in part to individual directors or to third parties in accordance with by-laws governing the internal organization. Such by-laws shall contain provisions concerning the management, the necessary executive positions and duties of the officers and in particular the reporting.


Art. 16         1   The Board of Directors  is  authorized  to pass  resolutions concerning all matters which are not reserved by law or by the Articles of Association to other governing bodies.

                2   The Board of Directors  has the  following non delegable and inalienable duties:

                     -     the  ultimate   direction  of  the  business  of  the
                           corporation and to give the necessary instructions

                     -     the   determination   of  the   organization  of  the
                           corporation

                     - the administration of accounting, financial control and, to the extent necessary for the management of the corporation, financial planning

                     -     the appointment and removal of the persons  entrusted
                           with  the  management  and   representation   of  the
                           corporation

                     - the ultimate supervision of the persons entrusted with the management of the corporation, mainly in view of their compliance with the law, the Articles of Association, by-laws and instructions

                     - the preparation of the annual report and the General Meeting and to carry out the resolutions adopted by the General Meetings.

                     -     the   notification   of  the   court   in   case   of
                           overindebtedness


Art. 17         1   The majority of the members of the board of  directors  must
                be   present  in  order  for  the  board  to  be  able  to  pass resolutions.

                2   Resolutions  must be passed by a majority of all the members of the board of directors.

                3   In the  event  of a tie in the  number  of votes  cast,  the chairman shall not have a casting vote.

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                4   No  majority  must be  present to adopt  resolutions  of the
                Board of Directors regarding a report on capital increase and for those resolutions which require to be evidenced in a notarized instrument.


Art. 18 Repealed by resolution of the Ordinary General Meeting of the Shareholders on May 9, 1995.



                C.         The Auditors



Art. 19 The General Meeting shall elect Auditors and an auditor of a group of companies every year , who may be re-elected and who shall perform the tasks allocated by law.


                IV.        Representation of the Company



Art. 20 Repealed by resolution of the Ordinary General Meeting of the Shareholders on May 9, 1995.


                V.         Accounts, Balance Sheet, Net Income



Art. 21 The balance sheet and the income statement of the company shall be closed annually as of December 31, the next time as of December 31, 1996.


Art. 22 The income statement and the balance sheet shall be drawn up in accordance with the provisions of the Swiss Code of Obligations.


Art.23          1   One twentieth (1/20) of the annual profit shall be allocated to the general reserves until such reserve equals one fifth (1/5) of the paid in share and participation capital.

                2   The balance of the  remaining  annual profit shall be at the disposal of the General Meeting, subject to the mandatory requirements of Article 671 of the Swiss Code of Obligations.

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Art. 24         A decision to dissolve  the company  shall  require a two thirds majority of the votes allocated to all issued shares.


                VI.        Publications



Art. 25 To be valid, publications shall be made in the official Swiss Commercial Gazette (`Feuille Officielle Suisse du Commerce). The Board may decide upon further publications.


                VII. Interim Provisions



Art. 26 1 Under the terms of the merger contract of October 26, 1989, the company has taken over all the assets and liabilities of Inspectorate International AG, Berne, by universal succession, as specified in Article 748 of the Swiss Code of Obligations. On the basis of the merger balance sheet of June 30, 1989, Inspectorate International AG holds assets of CHF 2'376'896'787.-- and liabilities of CHF 1'795'783'344.-- thus producing an excess of assets of CHF 581'086'443.--.

                2 For each bearer share with a par value of CHF 100.--, the shareholder of Inspectorate International AG shall receive one fully paid up bearer share in the company with a par value of CHF 100.--. Holders of participation certificates in Inspectorate International AG, with a par value of CHF 20.--, shall receive a fully paid up participation certificate in the company with a par value of CHF 20.--. For this purpose, the company has increased its share capital by CHF 105'000'000.-- by issuing 1'050'000 fully paid up bearer shares, each with a par value of CHF 100.--, and has increased its participation certificate capital by CHF 32'000'000.-- issuing 1'600'000 fully paid up participation certificates each with a par value of CHF 20.--.





                                           As amended through September 10, 1999



         Free translation from the French original. The French original governs.